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                                                                     EXHIBIT 3.1

                               AMENDMENT NO. 6 TO
            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                           EOTT ENERGY PARTNERS, L.P.


         THIS AMENDMENT NO. 6 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EOTT ENERGY PARTNERS, L.P. (this "Amendment"), dated as of September 16, 1999, is entered into by EOTT Energy Corp., a Delaware corporation, as the General Partner, pursuant to authority granted to it in
Section 15.1(d) of the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P., dated as of March 25, 1994 (the "Partnership Agreement").

         WHEREAS, Section 15.1(d)(i) of the Partnership Agreement provides that each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

         WHEREAS, the General Partner has determined that the change reflected in this Amendment will be beneficial to the Limited Partners, including the holders of the Common Units;

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

         1. AMENDMENT RELATING TO DEFINITION OF CASH FROM OPERATIONS Article II of the Partnership Agreement is hereby amended by changing subparagraph (b)(ii) of the definition of Cash from Operations to read as follows :

         "(ii) all cash debt service payments of the Partnership and the Operating Partnerships during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness, provided, that any payment or prepayment of principal, whether or not then due, shall be deemed, at the election and in the discretion of the General Partner, to be refunded or refinanced by any indebtedness or equity incurred or issued or to be incurred or issued by the Partnership or the Operating Partnerships simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred or the net proceeds from such equity issued),"

         2. CAPITALIZED TERMS. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.


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         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                          GENERAL PARTNER:

                              EOTT ENERGY CORP.


                              By:  /s/ Michael D. Burke
                                 --------------------------------------
                                   Michael D. Burke
                                   President and Chief Executive Officer

                          LIMITED PARTNERS:

                              All Limited Partners now and hereafter
                              admitted as limited partners of the
                              Partnership, pursuant to Powers of
                              Attorney now and hereafter executed in
                              favor of, and granted and delivered to,
                              the General Partner.

                              By:  EOTT Energy Corp.,
                                   General Partner, as attorney-in-fact
                                   for all Limited Partners pursuant
                                   to the Powers of Attorney granted
                                   pursuant to Section 1.4.


                                   By:   /s/ Michael D. Burke
                                      ---------------------------------
                                         Michael D. Burke
                                         President and Chief Executive Officer